Exhibit 99.1
Certification Required by Section 111(b)(4) of the
Emergency Economic Stabilization Act of 2008 (“EESA”)
We, Clayton G. Deutsch, Chief Executive Officer, and David J. Kaye, Chief Financial Officer, of Boston Private Financial Holdings, Inc. (“BPFH”), certify, based on information provided to us by the relevant employees of BPFH and its subsidiaries, that:
(i)    The compensation committee of BPFH has discussed, reviewed and evaluated with senior risk officers at least every six months during the period beginning on January 1, 2010 and ending June 16, 2010 (the “Applicable Period”), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to BPFH;
(ii)    The compensation committee of BPFH has identified and limited during the Applicable Period, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BPFH and during that same Applicable Period has identified any features of the employee compensation plans that pose risks to BPFH and limited those features to ensure that BPFH is not unnecessarily exposed to risks;
(iii)    The compensation committee has reviewed at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of BPFH to enhance the compensation of an employee and has limited those features;
(iv)    The compensation committee of BPFH will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)    The compensation committee of BPFH will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:
(A)    SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BPFH;
(B)    Employee compensation plans that unnecessarily expose BPFH to risks; and
(C)    Employee compensation plans that could encourage the manipulation of reported earnings of BPFH to enhance the compensation of an employee;
(vi)    BPFH has required that bonus payments to SEOs and any of the next 20 most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)    BPFH has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the Applicable Period;
(viii)    BPFH has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the Applicable Period;
(ix)    BPFH and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the Applicable Period; and any expenses that, pursuant to the policy, required the approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x)    BPFH repaid all obligations arising from financial assistance under TARP on June 16, 2010, therefore BPFH's 2011 annual meeting of its shareholders will not occur during the TARP period and BPFH will not be required to permit a non-binding shareholder resolution on executive compensation at such meeting under the guidance established under Section111(e) of EESA. Notwithstanding the foregoing, BPFH will permit a non-binding shareholder resolution pursuant to the applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the most recently completed fiscal year;
(xi)    BPFH will disclose the amount, nature, and justification for the offering during the Applicable Period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii)    BPFH will disclose whether BPFH, the Board of Directors of BPFH or the compensation committee of BPFH has engaged during the most recently completed fiscal year, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii)    BPFH has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next 20 most highly compensated employees during the Applicable Period;
(xiv)    BPFH has substantially complied with all other requirements related to employee compensation that are provided in the agreement between BPFH and Treasury, including any amendments;
(xv)    BPFH has submitted to Treasury a complete and accurate list of the SEOs and the 20 next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation and with the name, title, and employer of each SEO and most highly compensated employee identified; because no portion of BPFH's current fiscal year will be a TARP period, BPFH has not submitted to Treasury a list of the SEOs and the 20 next most highly compensated employees for the current fiscal year; and

(xvi)    We understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both. (See, for example, 18 USC 1001).
Executed this 11th day of March, 2011.

/s/ CLAYTON G. DEUTSCH
Clayton G. Deutsch
President and Chief Executive Officer
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

/s/ DAVID J. KAYE
David J. Kaye
Executive Vice President, Chief Financial Officer

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